HARRELL HOSPITALITY GROUP INC.

AUDIT COMMITTEE CHARTER

1. Purpose.

The Audit Committee provides assistance to the Board of Directors in fulfilling the directors' fiduciary responsibilities concerning corporate accounting, reporting practises, internal controls and compliance with legal, ethical and corporate policy requirements.

The Committee's duties and responsibilities are to monitor the Company's internal control system and financial reporting process, to assess the efforts of its independent auditor, and to maintain free and open channels of communication among the directors, the independent auditor and the financial management of the Company. In so doing, the Committee members are entitled to reasonably rely on management to prepare financial statements and to maintain internal procedures and controls in such a way that errors and irregularities will be identified.

2. Membership.

The Audit Committee shall consist of at least two directors appointed by the Board, at least one of whom shall have experience in finance or accounting, and each of whom shall be independent and free from any relationship that, in the judgement of the Board, would interfere with that director's judgement as a member of the Audit Committee. The members shall serve until the next annual meeting of shareholders and shall be compensated for their work on the Committee in the same way as directors are compensated generally.

3. Specific Obligations.

Without limiting the scope of the Audit Committee's activities fairly implied by its purpose, the Committee shall, in particular, confirm the independence of the independent auditor, stand by during the annual audit and review the results prior to the submission of the auditor's report to the Board , and review with the auditor any findings, problems, and recommendations arising in the course of the audit. Further, the Committee shall concur in the engagement or dismissal of the corporation's chief financial officer, senior accounting manager and internal auditor (if any).

The Audit Committee shall receive full cooperation from any employee or director and may rely on their representations. Further, the Committee may, at the Company's expense, engage outside financial, legal, or other advisors in order to permit the Board to fulfil its fiduciary obligation to the Company and its shareholders .